Exhibit 99.1

D. Richard Williams Elected to Crawford® Board

ATLANTA (Feb. 26, 2016) – The Crawford & Company® Board of Directors has elected D. Richard Williams to serve as a member of its Board.

Williams is Primerica, Inc.’s non-executive chairman of the Board, a position held since April 2015; and was Primerica’s Board chairman from October 2009 to March 2015. He was Primerica’s co-chief executive officer from 1999 to March 2015, having worked there since 1989 in various capacities. Primerica (NYSE: PRI) is an insurance and investments company serving middle-income clients and North America’s largest independent financial services marketing organization.

“Rick’s extensive knowledge of corporate governance matters, significant hand-on experience in finance and accounting, and proven business acumen make him an asset to Crawford & Company’s Board,” said Charles H. Ogburn, Crawford’s non-executive chairman of the Board.

Williams additionally serves on the Board of the Anti-Defamation League Southeast Region, the Board of the Woodruff Arts Center, the Board of the Atlanta Area Council of the Boy Scouts of America and the Carter Center Board of Councilors.

He received both his B.S. and MBA degrees from the Wharton School of the University of Pennsylvania.

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About Crawford®

Based in Atlanta, Ga., Crawford & Company® (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution™ offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B.

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For more information, please contact:

Kara Grady, vice president for corporate communications

404.300.1901 (office)

404.825.4694 (cell)

Kara_Grady@us.crawco.com